Exhibit 4.3

SECOND SUPPLEMENTAL INDENTURE

THIS SECOND SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”) is dated as of November 6, 2012 and has been entered into by and among Nexstar Broadcasting, Inc., a Delaware corporation (the “Company”), and The Bank of New York Mellon, as trustee under the Indenture referred to below (the “Trustee”).

W I T N E S S E T H

WHEREAS, the Company and Mission Broadcasting, Inc., as guarantor (“Mission”) have previously executed and delivered to the Trustee an indenture, dated as of December 30, 2003 (the “Original Indenture”), as supplemented by the first supplemental indenture, dated as of April 1, 2005, by and among the Company, Nexstar Broadcasting Group, Inc., as guarantor, and the Trustee (the “First Supplemental Indenture,” and together with the Original Indenture, the “Indenture”), providing for the issuance of 7% Senior Subordinated Notes due 2014 (the “Notes”);

WHEREAS, Section 9.02 of the Indenture provides that the Company and the Trustee may, with the written consent of the Holders of at least a majority in principal amount of the Notes then outstanding voting as a single class (including consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes) (the “Requisite Consents”), amend or supplement the Indenture, subject to certain limitations set forth in the Indenture;

WHEREAS, the Company has been authorized by a resolution of its Board of Directors to enter into this Supplemental Indenture;

WHEREAS, the Company has offered to purchase for cash any and all of the outstanding Notes upon the terms and subject to the conditions set forth in the Offer to Purchase and Consent Solicitation Statement dated October 24, 2012, as the same may be amended, supplemented or modified (the “Statement”);

WHEREAS, the Company desires to amend certain provisions of the Indenture, as set forth in Article I of this Supplemental Indenture (the “Proposed Amendments”);

WHEREAS, the Company has received and delivered to the Trustee the Requisite Consents to effect the Proposed Amendments under the Indenture; and

WHEREAS, all acts necessary to make this Supplemental Indenture the legal valid and binding obligation of the Company have been done.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

ARTICLE I

AMENDMENTS TO THE INDENTURE

Section 101 Amendments to Articles 4, 5 and 6 of the Indenture. Upon written notification to the Trustee by the Company that it has accepted for purchase and payment (the “First Settlement Date”) all of the Notes validly tendered on or prior to 5:00 pm, New York City time, on November 6, 2012 pursuant to the Statement, then automatically (without further act by any person), the following amendments shall be made to the Indenture:

(a) The following sections of the Indenture and all references thereto in the Indenture will be deleted in their entirety and the Company shall be released from its obligations under the following sections of the Indenture:

•	Section 4.02. Maintenance of Office of Agency;

•	Section 4.03. Reports;

•	Section 4.04. Compliance Certificate;

•	Section 4.05. Taxes;

•	Section 4.06. Stay, Extension and Usury Laws;

•	Section 4.07. Restricted Payments;

•	Section 4.08. Dividend and Other Payment Restrictions Affecting Subsidiaries;

•	Section 4.09. Incurrence of Indebtedness and Issuance of Preferred Stock;

•	Section 4.10. Asset Sales;

•	Section 4.11. Transactions with Affiliates;

•	Section 4.12. Liens;

•	Section 4.13. Business Activities;

•	Section 4.14. Corporate Existence;

•	Section 4.15. Offer to Repurchase Upon Change of Control;

•	Section 4.16. No Senior Subordinated Debt;

•	Section 4.17. Sale and Leaseback Transactions;

•	Section 4.18. Limitation on Issuances of Guarantees of Indebtedness;

•	Section 4.20. Payments for Consent;

•	Section 4.20. Designation of Restricted and Unrestricted Subsidiaries;

•	Section 5.01. Merger, Consolidation, or Sale of Assets (only with respect to clause (iv) of Section 5.01).

(b) Failure to comply with the terms of any of the foregoing Sections of the Indenture shall no longer constitute a Default or an Event of Default under the Indenture and shall no longer have any other consequence under the Indenture.

(c) All Events of Default under the Indenture, with the exception of the failure to pay principal, premium or interest on the Notes, shall be deleted in their entirety, including all references thereto.

(d) All definitions set forth in Sections 1.01 and 1.02 of the Indenture that relate to defined terms used solely in covenants or sections deleted hereby shall be deleted in their entirety, including all references thereto.

ARTICLE II

MISCELLANEOUS

Section 201 Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

Section 202 Instruments To Be Read Together. This Supplemental Indenture is executed as and shall constitute an indenture supplemental to and in implementation of the Indenture, and said Indenture and this Supplemental Indenture shall henceforth be read together. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes shall be bound hereby and thereby.

Section 203 Confirmation. The Indenture as amended and supplemented by this Supplemental Indenture is in all respects confirmed and preserved.

Section 204 Trust Indenture Act Controls. If any provision of this Supplemental Indenture limits, qualifies or conflicts with another provision that is required to be included in this Supplemental Indenture or the Indenture by the Trust Indenture Act of 1939, as amended, as in force at the date that this Supplemental Indenture is executed, the provisions required by such Trust Indenture Act shall control.

Section 205 GOVERNING LAW. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

Section 206 Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

Section 207 Effect of Headings. The Article and Section headings herein are for convenience only and shall not affect the construction hereof.

Section 208 Effectiveness; Termination. The provisions of this Supplemental Indenture will become effective immediately upon its execution by the Trustee in accordance with the provisions of Sections 9.02 of the Indenture; provided, that the amendments to the Indenture set forth in Article I of this Supplemental Indenture shall become operative as specified in Article I hereof. Prior to the First Settlement Date, the Company may terminate this Supplemental Indenture upon written notice to the Trustee (it being understood that the Company, subsequent thereto, will enter into a substitute supplemental indenture).

Section 209 Acceptance by the Trustee. The Trustee accepts the amendments to the Indenture effected by this Supplemental Indenture and agrees to execute the trusts created by the Indenture as hereby amended, but only upon the terms and conditions set forth in the Indenture.

Section 210 Responsibility of the Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Company.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.

NEXSTAR BROADCASTING, INC.

By:	/s/ Perry A. Sook
Name:	Perry A. Sook
Title:	President and Chief Executive Officer

Signature Page to Second Supplemental Indenture - 2014 Notes

THE BANK OF NEW YORK MELLON, as Trustee

By:	/s/ Latoya S. Elvin
Authorized Signatory

Signature Page to Second Supplemental Indenture - 2014 Notes